Exhibit 99.1

NASDAQ First Quarter 2003 Results Release

The Nasdaq Stock Market, Inc. (“NASDAQ”; OTCBB: NDAQ), today reported first quarter 2003 net income of $2.6 million for the quarter ended March 31, 2003.  Net income applicable to common stock holders was $1.9 million or $0.02 per basic and diluted share(1).

“Throughout NASDAQ’s 30 years of evolution, the focus of the Company has remained clear: to provide the most transparent and competitive marketplace for investors, listed companies and traders; a market that inspires and demands confidence and integrity,” noted Wick Simmons, Chairman and Chief Executive Officer of The NASDAQ Stock Market.  “The equity market environment is as challenging today as at any time in our past, from transactional, compositional and regulatory perspectives.  I can assure you that NASDAQ will continue to take the appropriate steps to ensure that we maintain our focus for the benefit of all those who participate in our market.”

First Quarter 2003 and Year-to-Date Highlights

•                  Ongoing cost containment efforts - NASDAQ reduced the effective cost of running its business, furthered its separation from the National Association of Securities Dealers (“NASD”) and continued to develop its self-sufficient infrastructure.

•                  Enhanced SuperMontageSM functionality - NASDAQ added enhancements to its SuperMontage trading platform including the ability for non-market maker firms to enter more types of orders directly into the system.

•                  Launched the NASDAQ Official Closing Price - NASDAQ launched its Official Closing Price, part of an ongoing effort to improve the value of its proprietary data.

•                  Increased value to listed companies - NASDAQ touched an average of 1,600 of its listed companies a month through the Market Intelligence DeskSM during the first quarter, providing real-time insight into the equity markets.

•                  Appointed new Chief Executive Officer and Chairman - NASDAQ announced the appointment of President and Chief Executive Officer, Robert Greifeld, and non-executive Board Chairman, H. Furlong Baldwin, effective May 12, 2003.

Mr. Simmons continued, “Until market conditions improve we will continue to take the decisive actions to right-size our business while providing increased value to our constituents.”

Financial Summary

In the face of increased pressure on revenue from lower share volume, pricing competition and changes in market demographics, NASDAQ continued to reduce its operating costs in the first quarter of 2003, focusing on fundamental business operations and reducing discretionary spending:

•                  Net income was $2.6 million in the first quarter of 2003, up $2.3 million when compared with the fourth quarter of 2002, but down 87.8% from $21.3 million in the first quarter of 2002.

•                  Net income applicable to common stockholders was $1.9 million or $0.02 per basic and diluted share in the first quarter of 2003, up $4.0 million from a

(1)  Dividends payable to NASD on the Series A Preferred Stock began accruing in March 2003.  The Series A Preferred Stock carries a 7.6% dividend rate for the year commencing March 2003 and 10.6% in all subsequent years. NASDAQ is obligated to pay this dividend to the extent of its capital surplus.  As of March 31, 2003, the dividend payable totaled $0.7 million.  The dividend for all future quarters in 2003 will be approximately $2.5 million.

loss of $2.1 million or ($0.03) per basic and diluted share in the fourth quarter of 2002, and down 89.9% from $18.9 million or $0.19 per basic share and $0.18 per diluted share in the first quarter of 2002.(1)

•                  Revenue fell 9.6% to $165.9 in the first quarter of 2003 from $183.5 million in the fourth quarter of 2002, and was down 21.5% from $211.3 million in the first quarter of 2002.

•                  Transaction Services revenue declined 13.8% to $67.9 million when compared to the fourth quarter of 2002 and fell 35.5% when compared with the first quarter of 2002, primarily due to the decline in NASDAQ’s Execution Services revenue.

•                  Market Information Services revenue declined 11.3% to $43.9 million when compared with the fourth quarter of 2002 and declined 16.7% when compared with the first quarter of 2002, primarily due to the decline in NASDAQ’s Level 1 and InterMarket Tape Fee revenue.

•                  Corporate Client Group revenue declined 4.5% to $42.6 million when compared with the fourth quarter of 2002 and declined 3.0% when compared to the first quarter of 2002, primarily driven by the decline in annual renewal fee revenue.

•                  Total expenses were $161.6 million in the first quarter of 2003, down 12.3% from $184.3 million in the fourth quarter of 2002, and down 6.2% from $172.3 million in the first quarter of 2002.

NASDAQ’s President and Deputy Chairman, Rick Ketchum, noted: “At NASDAQ, we are focusing on the factors impacting our portfolio of revenue streams that are within our control.  We are implementing product enhancements and initiatives to further proliferate SuperMontage in Transaction Services, which translates into greater value for our proprietary data products. We continued to identify additional value added services for our listed companies, and we are expanding on our financial products business.  All of the while, focusing intently on internal expense reductions and efficiencies.”

Strategic Initiatives

NASDAQ remained focused on its three main business initiatives during the quarter:

•                  Focusing on customer needs through the continued expansion of SuperMontage’s functionality, the increased adoption of NASDAQ’s ViewSuiteSM data products and further proliferation of the services provided to NASDAQ-listed companies through NASDAQ’s Market Intelligence Desk.

•                  Optimizing the cost-base needed to effectively and efficiently run the market while providing NASDAQ’s constituents with well regulated listing and trading venues.

•                  Filing petitions with the Securities Exchange Commission (“SEC”) aimed at positioning NASDAQ to compete on a level playing field with other members of the marketplace.

Business Line Results

Transaction Services

Transaction Services revenue was $67.9 million in the first quarter of 2003, down 35.5% compared with revenue of $105.2 million in the first quarter of 2002.

•                  Access Services revenue declined 20.3% in the first quarter to $30.3 million when compared to the first quarter of 2002.

•                  Execution Services revenue declined 57.3% in the first quarter to $19.2 million when compared to the first quarter of 2002.

•                  Trade Reporting revenue declined 15.5% in the first quarter to $17.4 million when compared to the first quarter of 2002.

Impacting the decline in NASDAQ’s Access Services revenue was a reduction in the number of subscriber log-ons to its systems due to consolidation across the industry, cost savings initiatives by NASDAQ’s customers and competition from third-party vendors providing access to the NASDAQ Market.

Underlying the performance of NASDAQ’s Execution and Trade Reporting businesses during the quarter were continued lower share volumes across the equity markets.  Furthermore, increased competition and shifts in market composition continued to place pressure on revenue during the first quarter of 2003 as firms executed transactions and reported trades in NASDAQ-listed securities outside of NASDAQ’s systems to other exchanges and facilities:

•                  Average daily share volume declined 19.8% during the quarter to 1.46 billion shares per day from an average of 1.82 billion shares in the first quarter of 2002.

•                  Average daily trade volume increased 0.8% during the quarter to 2.41 million trades from an average of 2.39 million trades in the first quarter of 2002.

•                  The percentage of trades reported to NASDAQ decreased to 79.3% in the first quarter of 2003, from 89.7% in the first quarter of 2002.

•                  The percentage of share volume executed in NASDAQ’s systems fell to 19.0% during the quarter from 31.6% in the first quarter of 2002. This decrease continued to be the result of increased competition(2).

•                  The percentage of trades executed in NASDAQ’s systems fell to 23.7% during the quarter from 36.1% in the first quarter of 2002.  This decrease continued to be the result of increased competition(2).

To increase participation in SuperMontage, NASDAQ is working closely with participating firms on specific functionality enhancements.  Additionally, the SEC has approved NASDAQ’s initiative to allow its participants that are not registered market makers to represent limit orders in SuperMontage, thereby expanding the potential customer base for the trading platform.

NASDAQ Transaction Services derives revenue primarily from system access fees, transaction fees associated with SuperMontage and trade reporting fees associated with NASDAQ’s Automated Confirmation Transaction Services (“ACT”).

Market Information Services

Market Information Services revenue declined 16.7% in the first quarter of 2003 to $43.9 million from $52.7 million in the first quarter of 2002.

•                  NASDAQ’s Level 1 revenue fell 17.2% during the quarter to $31.2 million when compared with the first quarter of 2002.

•                  NASDAQ Quotation Dissemination Service (NQDS) revenue fell 4.1% during the quarter to $9.3 million when compared with the first quarter of 2002.

•                  NASDAQ began charging for its ViewSuite data products in the first quarter of 2003, reporting $2.7 million in revenue for the quarter.

(2)  In order to use data more consistent with the separation of the Securities Information Processor (SIP) function from The NASDAQ Stock Market that began in July 2002, the methodology for calculating systems market share of volume and trades was adjusted.  As a result, information on volume market share and trade market share provided here may not be comparable to such data previously provided by NASDAQ for prior periods based on the old methodology.  A discussion of the SIP separation is contained in NASDAQ’s Form 10-K.

•                  NASDAQ InterMarket Tape Fee revenue, net of revenue sharing, decreased 60.4% during the quarter to $4.0 million when compared to the first quarter of 2002.

•                  The amount of revenue sharing attributable to the Unlisted Trading Privileges Plan increased $3.2 million to ($6.0) million during the quarter when compared to the first quarter of 2002.

Market Information Services revenue was largely impacted by continued competition for trade reporting, which resulted in a higher level of revenue sharing starting late in the first quarter of 2002. This competition has increased since then with the addition of new alternative trading venues.  Additionally, lower share volume and cost cutting by customers had a negative impact on data revenue during the first quarter of 2003.

Market Information Services derives revenue primarily from the sale of Level 1, NQDS and ViewSuite data, as well as the receipt of Consolidated Quotation Plan and the Consolidated Tape Association Plan (CQ/CTA) tape revenue for trades processed through the NASDAQ InterMarket.

Corporate Client Group

Corporate Client Group revenue decreased 3.0% in the first quarter of 2003 to $42.6 million from $43.9 million in the first quarter of 2002.

•                  Annual renewal fee revenue decreased 7.7% during the quarter to $23.9 million, when compared to the first quarter of 2002, as the number of companies listed on The NASDAQ Stock Market fell from 4,109 companies on January 1, 2002 to 3,659 on January 1, 2003.  As of March 31, 2003 there were 3,536 companies listed on The NASDAQ Stock Market.  The revenue impact of the decline in the number of companies listed on the NASDAQ market was partially offset by an increase in the annual renewal fees which NASDAQ charges companies that are listed on the NASDAQ SmallCap Market.  This fee increase was announced in the fourth quarter of 2002 and took effect on January 1, 2003.

•                  Listing of additional shares revenue was flat during the quarter at $9.3 million when compared to the first quarter of 2002. Underlying this performance, there were 18 secondary offerings during the first quarter of 2003 compared with 54 in the first quarter of 2002.

•                  Initial listing revenue was flat during the quarter to $8.6 million, when compared to the first quarter of 2002, reflecting continued weakness in the Initial Public Offering (IPO) market.  There were three IPOs on The NASDAQ Stock Market during the first quarter of 2003 compared with seven IPOs in the first quarter of 2002.

Corporate Client Group revenue is primarily earned through annual listing renewal fees, fees associated with the listing of additional shares and initial listing fees for new NASDAQ-listed securities.  Initial listing fees and fees associated with the listing of additional shares are amortized over six-year and four-year periods, respectively, in accordance with SEC Staff Accounting Bulletin 101.

Other

Other revenue increased 21.1% in the first quarter of 2003 to $11.5 million from $9.5 million in the first quarter of 2002.  The increase is primarily attributable to an increase in the number of option contracts issued on QQQ for which NASDAQ receives trademark license revenues.

NASDAQ generates revenue related to the licensing of NASDAQ Indexes for financial instruments, including the NASDAQ-100 Index®, which is the benchmark for financial products such as the QQQ. The Index, launched in 1985, includes the 100 largest non-financial stocks traded on The NASDAQ Stock Market.  The NASDAQ-100 Index® is one of the world’s most widely watched financial barometers and has become the basis for a broad range of financial instruments, including futures contracts, mutual funds, index options, structured products and exchange-traded funds.  NASDAQ also generates revenue from NASDAQ.com and advertising revenue from the MarketSiteSM tower.

Expenses

Total expenses decreased 6.2% in the first quarter of 2003 to $161.6 million from $172.3 million in the first quarter of 2002.  Driving the improvement during the quarter was continued focus on reducing NASDAQ’s overall cost base.

Direct Expenses

Direct Expenses declined 6.6% in the first quarter of 2003 to $144.4 million from $154.6 million in the first quarter of 2002.

During the quarter, NASDAQ continued to benefit from initiatives taken to reduce direct expenses, namely:

•                  Computer operations and data communication costs were reduced 21.2% to $33.5 million, when compared to the first quarter of 2002, as NASDAQ continued to realize the benefit of key contract renegotiations.

•                  Travel, meetings and training, and publications, supplies and postage costs reduced 24.5% to $4.0 million, when compared to the first quarter of 2002, as NASDAQ better managed its discretionary expenses.

•                  Other expenses reduced 33.8% to $4.9 million in the first quarter of 2003, compared to the first quarter of 2002, mainly due to losses recorded in the first quarter of 2002 from NASDAQ’s equity investment in NASDAQ Japan.  During the second quarter of 2002, NASDAQ recognized an other-than-temporary impairment charge on its investment in NASDAQ Japan, which represented a complete write-down of the investment.

Offsetting these efficiencies during the quarter:

•                  Marketing expenses increased 39.5% to $5.3 million, when compared to the first quarter of 2002, due to costs associated with NASDAQ’s previously planned “Listed on NASDAQ” marketing campaign.

•                  Occupancy increased 21.7% to $8.4 million when compared to the first quarter of 2002.  This increase is due to the direct payment of occupancy expenses to third party vendors previously paid to NASD and recorded in Support Costs from Related Parties.

Support Costs from Related Parties

Support Costs from Related Parties, net, decreased 2.8% in the first quarter of 2003 to $17.2 million when compared with the first quarter of 2002.  Two factors contribute to NASDAQ’s support costs:

•                  The first is related to the regulatory role that NASD performs for The NASDAQ Stock Market.

•                  The second is related to the support functions that NASD has traditionally provided NASDAQ.

The improvement during the quarter is due to NASDAQ’s decreased reliance on NASD for administrative support functions as NASDAQ continued the development of its independent infrastructure.

Net Income and Earnings Per Share

Net Income

Net income was $2.6 million in the first quarter of 2003, up $2.3 million when compared with the fourth quarter of 2002, but down 87.8% from $21.3 million in the first quarter of 2002.

Earnings Per Share

Net income applicable to common stockholders was $1.9 million or $0.02 per basic and diluted share in the first quarter of 2003, up $4.0 million from a loss of $2.1 million or ($0.03) per basic and diluted share in the fourth quarter of 2002, and down 89.9% from $18.9 million or $0.19 per basic share and $0.18 per diluted share in the first quarter of 2002(1).

NASDAQ’s Chief Financial Officer, David Warren, noted: “NASDAQ remained focused on reducing the overall cost of running our business.  We eliminated approximately $11 million in operating expenses from our business, when compared with the first quarter of 2002, and furthered our separation from the NASD.  We are continuing our efforts to identify and reduce both variable and fixed costs through process efficiencies and contract renegotiations.  We believe we are taking the appropriate measures to make NASDAQ an efficient, for profit, publicly owned entity.”

Conclusion

Mr. Simmons concluded: “NASDAQ continues to focus on initiatives designed to improve our competitive, regulatory and financial position despite the cyclical challenges of the marketplace.  We are working closely with our customers to build value-added enhancements across all of our businesses and intend to continue this effort as NASDAQ looks to complete its separation from NASD.”

“Finally, NASDAQ is excited about the opportunities for its future as Bob Greifeld takes over as NASDAQ’s President and Chief Executive Officer and H. Furlong Baldwin as NASDAQ’s non-executive Chairman on May 12th.  The appointment of these two individuals to their respective roles will provide NASDAQ with the leadership that it needs to capitalize on its current initiatives and continue to focus on the needs of its customers.”

With approximately 3,530 companies, NASDAQ lists more companies and, on average, trades more shares per day than any other U.S. market.  It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology industries.

For more information about NASDAQ, visit the NASDAQ Web site at www.NASDAQ.com or the NASDAQ NewsroomSM at www.NASDAQnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The Nasdaq Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods.  These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission.  We undertake no obligation to release any revisions to any forward-looking statements.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and par value amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$277,307	$204,271
Investments:
Available-for-sale, at fair value	214,809	222,125
Held-to-maturity, at amortized cost	28,365	18,674
Receivables, net	144,661	166,471
Receivables from related parties	7,825	11,274
Deferred tax asset	53,492	53,048
Other current assets	26,496	21,143
Total current assets	752,955	697,006
Investments:
Held-to-maturity, at amortized cost	—	9,756
Property and equipment:
Land, buildings and improvements	95,727	94,549
Data processing equipment and software	469,316	452,309
Furniture, equipment, and leasehold improvements	195,184	192,091
	760,227	738,949
Less accumulated depreciation and amortization	(404,796)	(377,724)
Total property and equipment, net	355,431	361,225
Non-current deferred tax asset	73,113	69,971
Goodwill	12,017	10,138
Other intangible assets	6,675	6,505
Other assets	10,424	21,313
Total assets	$1,210,615	$1,175,914

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets (continued)

(in thousands, except share and par value amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$61,917	$79,611
Accrued personnel costs	27,729	47,511
Deferred revenue	134,178	64,633
Current portion of senior notes	10,915	11,329
Other accrued liabilities	38,278	40,510
Current obligation under capital lease	4,468	4,396
Payables to related parties	25,555	27,324
Total current liabilities	303,040	275,314
Senior notes	190,281	189,689
Subordinated notes	240,000	240,000
Non-current obligation under capital lease	6,546	7,735
Accrued pension costs	26,356	23,558
Non-current deferred tax liability	52,594	49,240
Non-current deferred revenue	96,864	102,065
Other liabilities	25,777	23,923
Total liabilities	941,458	911,524

Minority interests	(2,941)	(6,482)

Stockholders’ equity
Common stock, $.01 par value, 300,000,000 authorized, shares issued: 130,610,921 at March 31, 2003 and 130,518,921 at December 31, 2002; shares outstanding: 78,340,266 at March 31, 2003 and 78,266,708 at December 31, 2002	1,306	1,305
Preferred stock, 30,000,000 authorized, Series A: 1,338,402 shares issued and outstanding; Series B: 1 share issued and outstanding	133,840	133,840
Additional paid-in capital	359,385	358,237
Common stock in treasury, at cost: 52,270,655 at March 31, 2003 and 52,252,213 shares at December 31, 2002	(669,601)	(669,454)
Accumulated other comprehensive income	(3,406)	(2,326)
Deferred stock compensation	(1,227)	(1,920)
Common stock issuable	3,632	4,937
Retained earnings	448,169	446,253
Total stockholders’ equity	272,098	270,872
Total liabilities, minority interests and stockholders’ equity	$1,210,615	$1,175,914

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31, 2003	December 31, 2002	March 31, 2002

Revenues
Transaction Services	$67,917	$78,830	$105,181
Market Information Services	43,885	49,534	52,708
Corporate Client Group	42,568	44,556	43,863
Other	11,517	10,592	9,580
Total revenues	165,887	183,512	211,332

Expenses
Compensation and benefits	47,851	50,003	46,298
Marketing and advertising	5,303	12,952	3,822
Depreciation and amortization	25,508	22,683	25,303
Professional and contract services	14,836	22,098	14,959
Computer operations and data communications	33,469	34,179	42,516
Provision for bad debts	68	(578)	2,115
Travel, meetings and training	2,436	4,075	3,003
Occupancy	8,378	9,925	6,913
Publications, supplies and postage	1,646	2,981	2,257
Other	4,857	7,447	7,483
Total direct expenses	144,352	165,765	154,669
Support costs from related parties, net	17,194	18,516	17,674
Total expenses	161,546	184,281	172,343
Net operating income	4,341	(769)	38,989
Interest income	2,771	2,912	3,144
Interest expense	(5,359)	(5,444)	(3,541)
Minority interests	2,671	3,929	2,942
Net income before taxes	4,424	628	41,534
Provision for income taxes	(1,858)	(308)	(20,207)
Net income	$2,566	$320	$21,327

Net income applicable to common stockholders:
Net income	$2,566	$320	$21,327
Preferred stock:
Dividends declared	(650)	—	—
Accretion of preferred stock	—	(2,441)	(2,441)
Net income applicable to common stockholders	$1,916	$(2,121)	$18,886

Earnings per common share:
Basic	$0.02	$(0.03)	$0.19
Diluted	$0.02	$(0.03)	$0.18